                                       CORNERSTONE REAL ESTATE ADVISERS LLC

                                              POLICIES AND PROCEDURES

                                                      PART II

                                                  CODE OF ETHICS

                                       CORNERSTONE REAL ESTATE ADVISERS LLC

                                                  CODE OF ETHICS

Adoption of Code of Ethics

     This Code of Ethics  (the  "Code")  has been  approved  and  adopted by the
Compliance Committee of Cornerstone Real Estate Advisers LLC ("Cornerstone") The
Code applies to all persons  employed by Cornerstone,  as well as their spouses,
minor   children,   and  other  adults  living  in  the   Employee's   household
("Employees").  The Code is intended to provide a framework for compliance  with
SEC Rule 204A-1 under the Investment  Advisers Act of 1940 ("Advisers  Act") and
Rule 17j-1  (together,  the "Rules")  under the  Investment  Company Act of 1940
("Investment Company Act").

     These Rules require SEC registered  investment  advisers to have in place a code of ethics with respect to the business  conduct of  supervised  persons and access  persons  that  reflects  Cornerstone's  fiduciary  duties  and  requires supervised  persons to comply with  applicable  securities  laws. The Rules also require  certain  personnel to report  their  personal  securities  holdings and transactions  (including  transactions in mutual funds advised by the adviser or an affiliate),  and to pre-clear certain personal security  transactions.  These and other requirements of the Rules are set forth in this Code.

Statement of Fiduciary Standards

     A fiduciary is a person or organization  that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client.  This Code is based on the  overriding  principle that the  employees  of  Cornerstone  have a  fiduciary  duty to the Firm's  clients.
Accordingly,  employees  should conduct their  activities in accordance with the following standards:

     1. Clients'  Interests Come First. In the course of fulfilling their duties and  responsibilities  to  clients,  employees  should  at all  times  place the interests of the clients first.  In particular,  employees  should avoid putting their own personal interests ahead of the interests of a client.

     2.  Conflicts  of Interest  Should Be Avoided.  Employees  should avoid any situations  involving  an actual or  potential  conflict of interest or possible impropriety  with  respect to their  duties and  responsibilities  to the Firm's clients.

     3. Compromising  Situations Should Be Avoided.  Employees should never take advantage of their position of trust and  responsibility at the Firm.  Employees should avoid any situation  that might  compromise  or call into question  their exercise of full independent judgment in the best interests of clients.

     All  activities  of  employees  should be guided by,  and adhere to,  these fiduciary  standards.  The remainder of this Code sets forth  specific rules and procedures  that are consistent  with these fiduciary  standards.  However,  all activities by employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of this
Code may result in penalties that could include termination of employment.

Employee's Duty to Comply with the Federal Securities Laws

     Cornerstone's  activities  are  governed  by the federal  securities  laws, including  the  Advisers  Act and the  Investment  Company  Act.  Employees  are
required to adhere to the federal  securities laws,  whether or not the activity is specifically covered in this Code.

Compliance with Prospectus

     All  transactions  in shares of the  Oppenheimer  Real  Estate Fund and any other mutual fund advised by Cornerstone must be in accordance with the policies and  procedures  set  forth  in  the  Prospectus  and  Statement  of  Additional
Information  for the  relevant  Fund,  including  but not  limited to the Fund's policies and  procedures  relating to short term trading and forward  pricing of securities.

Prohibitions on Insider Trading

     1. Trading on Knowledge of Cornerstone Clients'  Activities.  All employees are prohibited  from taking  personal  advantage of their knowledge of recent or impending  investment  activities  of  clients.  In  particular,  employees  are prohibited  from  trading  (purchasing,  selling  or  disposing  in any  manner, including by gift,  directly or  indirectly)  any security when they have actual knowledge  that the  security is being  purchased  or sold,  or  considered  for purchase or sale, on behalf of a client account.

     2. Trading on Knowledge of Material Non-Public  Information.  All employees are  prohibited  from buying or selling any security  while in the possession of material  non-public  information  about the issuer of the  security.  Employees should be particularly aware of information relating to hotel, hotel management,
property   management,   real  estate  brokerage,   engineering,   construction,
architectural,  appraisal,  real estate consulting, or other companies which may have been  obtained  in the  conduct of  Cornerstone's  business.  The Code also
prohibits   employees  from   communicating  to  outside  parties  any  material
non-public  information  about any  security  or the  company  that  issues  the security.

(a)      Identifying Material Non-Public Information.

     Material  Information.  Information is material when there is a substantial likelihood  that a reasonable  investor  would consider it important when making investment decisions.  Generally, this is information that, if disclosed,  would have an effect on the price of a company's securities.

     Material  information  often relates to a company's results and operations, including  dividend changes,  earnings results,  changes in previously  released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments.  Material information may also relate to the market for a company's securities. Information about a significant order to purchase or sell securities may also be deemed material.

     Unfortunately,  there is no simple test to determine  when  information  is material.  You  are  encouraged  to  direct  any  questions  to  the  Compliance
Department.

     Non-Public  Information.  Information is considered public when it has been circulated  broadly to investors in the marketplace.  Tangible  evidence of such circulation is the best indication that the information is public.  For example, information can be considered  public when it has been made available  through a public filing with a regulatory  body, or through a mainstream media source such as The Wall Street Journal.

     (b) Reporting Material Non-Public  Information.  Before executing any trade for yourself or a client,  you must determine  whether you have knowledge of any material non-public information. If you think you might have such knowledge, you should:

     |X| Report the  information  and proposed  trade  immediately  to the Chief
Compliance Officer;
     |X| Refrain from trading in the security on behalf of yourself or clients;
     |X| Refrain from  communicating the information to anyone outside or inside the Firm other than the Compliance Department.

     Cornerstone  will  determine   whether  the  information  is  material  and
non-public and, if so, what actions need to be taken.

Covered Persons

     A Covered Person under the Code includes any employee  holding the position of Vice  President or higher,  all  Cornerstone  analysts and any other employee notified by the Chief  Compliance  Officer  ("CCO")  that he or she is a Covered
Person. "Covered Person" as referred to in this Code has been defined to include those persons defined in the Rules as "Access Person(s)".

Covered Persons/Pre Clearance Requirements

     REIT/REOC  securities.  Covered persons must obtain clearance from the REIT
Group prior to purchasing or selling any real estate security.  This enables the
REIT Group to ensure that Covered Persons are not trading in potential  conflict with client trading.

     Procedure. Prior to purchasing or selling any REIT/REOC security, a Covered
Person  must  request  approval  by  notifying  the  REIT  Group by email of the intended  transaction (the "Intended  Transaction").  The email must contain the following information:

o        The name of the company;
o        The security intended to be purchased or sold (Including ticker or
         CUSIP, if available); and,
o        The number of shares or face amount to be purchased or sold.

The CCO must be copied on the email to the REIT Group.

     The REIT Group will respond to the requestor  with an approval or denial of the  Intended  Transaction.  Such  determination  will be made by the REIT group after consideration of client trading and holdings, and includes a consideration of the  securities  that  Cornerstone  is  considering  purchasing or selling on behalf of a client or clients.

     If the REIT  Group  determines  that  there  is no  conflict  of  interests presented by the Intended  Transaction and the CCO has no other objection to it, the REIT Group will notify the  Covered  Person of such by e-mail with a copy to the  CCO.  The  employee  shall  then be free to  purchase  or sell  the  stock, whichever  the case may be,  subject to  conditions  as to timing or size of the transaction which may be imposed upon the Intended Transaction by the REIT Group or the CCO.  Approvals without  conditions are valid as requested,  but ONLY for the day granted.

     Cornerstone  Advised  Mutual Funds.  There is no  requirement  that Covered
Persons  obtain  approval prior to purchasing or selling shares in a Cornerstone advised  mutual fund  ("Cornerstone  Fund").  However,  any  purchase or sale of shares in a  Cornerstone  Fund shall be  detailed in the  Quarterly  Transaction
Report, and shall be properly disclosed on a new hire or annual holdings report.
(Note: Any shares purchased as part of an "Automatic  Investment Plan" such as a payroll related  investment in the Firm's 401(k) do not need to be precleared or reported on the quarterly transaction report).

     Other Requirements.  Covered Persons within the REIT Group and the Research
Group shall also  comply with the  foregoing  Rules and  Procedures,  including, without limitation, the e-mail notification procedures.

     Members of the REIT Group and the Research Group, the President,  the Chief
Executive  Officer,  the Executive  Vice  President  and all Regional  Directors
(collectively  the "Trade Group Covered  Persons") are prohibited from buying or selling any  security for which  pre-clearance  is required  within  thirty days
(before  or  after)  a Firm  client  trades  that  security.  In the  event of a violation of this prohibition, the Trade Group Covered Person may be required to reverse any transaction leading to the violation, and any realized or unrealized gains with  respect to such trade may be required to be  disgorged  by the Trade
Group  Covered  Person  and  paid  to  a  charitable   organization   chosen  by
Cornerstone. To determine if disgorgement may apply to any particular situation, the Trade Group Covered Person should discuss the proposed  transaction with the
CCO prior to  effecting  the  transaction.  If the Trade  Group  Covered  Person effects the transaction  without first  consulting the CCO,  disgorgement  shall automatically apply.

Transaction/Holdings Reports

     The Rules also require that  Covered  Persons  provide to the CCO a list of their personal  securities holdings at the time they become a Covered Person and at least annually thereafter. All Covered Persons must also provide the CCO with quarterly securities transaction reports.

     Covered  Securities:  All  securities  shall be listed on the  holdings and transactions reports except for the following:

(i)      direct obligations of the Government of the United States;
(ii)     money market instruments;
(iii)    shares of money market funds; and
(iv) holdings in shares of mutual funds,  unless the mutual fund is advised or sub advised by Cornerstone or an affiliate of  Cornerstone.  In this respect, the Oppenheimer Real Estate Fund is a mutual fund advised by Cornerstone.  Thus, transactions  and holdings in that fund must be reported in accordance  with the
Code.
(v)  securities  transactions  in accounts over which you have no direct or indirect influence or control.

     Transaction  Report:  Not more than  thirty  (30) days after the end of the calendar  quarter,  each Covered  Person  shall  provide to the CCO a securities transaction  report  indicating  their  securities  transactions  over the prior quarter.

     Holdings  Report:  Not more  than ten (10)  days  after  the start of their employment,  or the time at which an employee becomes a Covered Person (i.e. any
Vice President or higher,  any analyst and any other employee  designated by the
CCO as a Covered  Person) the Covered  Person shall provide to the CCO a list of their personal securities holdings (the "Holdings Report") by completing the New
Hire Holdings  Report.  The  information  in the report shall be as of a date no more than forty-five (45) days prior to the date at which the employee becomes a
Covered Person (whether by hire or by promotion).

     Annual  Holdings  Report:  Each Covered  Person shall provide to the CCO an annual  holdings  report listing each security  personally  owned by such person and/or their immediate family members.

IPOs and Limited Offerings

     All Covered  Persons  must  receive the prior  approval of the CCO prior to investing in any initial  public  offering or limited  offering (for example,  a private  placement of unregistered  securities).  This rule is intended to guard against a Covered Person  misappropriating a potential investment opportunity of a client  and to insure  that  Covered  Persons  do not  receive a benefit  from directing  client  business.  Thus,  prior to  investing  in any initial  public offering or limited offering, all Covered Persons must obtain the prior approval of the CCO.

Reporting of Violations

     In accordance  with the Rules,  all employees are required to report to the
CCO any  violations  of the Rules.  This means that such persons must report any failure to abide by the terms of the securities laws, this Code of Ethics and/or the Manual.  For example,  if an employee is aware of a violation of the `34 Act prohibition  on insider  trading,  such person must report such violation to the
CCO.

Distribution of Code of Ethics and Acknowledgement

     Each  employee  is  required  to be  provided  with a copy of this  Code of
Ethics.  In  addition,  each such person is required to  acknowledge  in writing their receipt of the Code and will be required to do so annually.

Record Keeping

     The following books and records must be maintained in order to document the administration of the Code and maintain compliance with the relevant rules.

o        Copies of the Code;

o        Records of any violations of the Code and actions taken as a result of violations;

o        Copies of the acknowledgments of receipt of the Code;

o        Holdings and transaction reports submitted as required by the Code;

o        A list of the names of all Covered Persons, as revised;

o        Decisions approving access persons' acquisition of IPOs and limited offerings; and,

o        Any report furnished to a mutual fund Board of Directors with which
         Cornerstone has an advisory relationship concerning the Code of Ethic as set forth in Rule 17j-1(c)(2)(ii) of the Investment Company Act.

These records must be  maintained  for a minimum of six years from the date in which they were created.

Form ADV

     This Code of Ethics shall be described or incorporated  into  Cornerstone's
Form ADV and shall be provided to clients and prospective clients of Cornerstone upon request.